Exhibit 3.70

FOURTH AMENDED AND RESTATED

OPERATING AGREEMENT

OF

SALON SUCCESS INTERNATIONAL, LLC

TABLE OF CONTENTS

		Page
Article I
Formation; Purpose; Term
1.1	Formation	1
1.2	Name	1
1.3	Purpose	1
1.4	Registered Agent and Registered Office	2
1.5	Term	2
Article II
Definitions
2.1	Definitions of Terms	2
Article III
Members
3.1	Names and Addresses	2
3.2	Voting	2
3.3	Liability	3
3.4	Liability for Wrongful Distributions	3
3.5	Other Business Activities	3
Article IV
Management
4.1	Management	3
4.2	Signatures	4
4.3	Compensation of Managers	4
4.4	Authority of Managers and Members	4
4.5	Manager's Tenure	4
4.6	Certain Powers of the Managers	4
4.7	Liability for Certain Acts	5
4.8	Reliance on Information	5
4.9	No Exclusive Duty; Confidentiality	5
4.10	Execution of Documents	5
4.11	Resignation or Removal	6
4.12	Delegation to Agents and Officers	6
Article V
Capital
5.1	Contributions	6
5.2	Enforcement of Commitments	6
5.3	Interests of Members in Property and Assets	7
5.4	Withdrawal of Capital	7
Article VI
Allocations and Distributions
6.1	Allocation of the Net Profits and Net Losses	7
6.2	Tax Allocations	7
6.3	Distributions	7

6.4	Limitations on Distributions	8
Article VII
Books and Records; Elections
7.1	Books and Records	8
7.2	Accounting Methods	8
7.3	Elections	8
7.4	Bank Accounts; Fund Control	8
Article VIII
Transfer of Interest
8.1	Restriction on Transfer	9
8.2	Permitted Transfers	9
8.3	Right of First Refusal	9
8.4	Assignee Not a Member	10
8.5	Liability Upon Assignment	11
8.6	Death of a Member	11
8.7	Disability of a Member	11
Article IX
Admission and Dissociation of Members
9.1	Additional Members	11
9.2	Dissociation	11
9.3	Rights of a Dissociating Member	11
Article VIII
Dissolution and Termination
10.1	Dissolution	12
10.2	Procedure in Dissolution and Liquidation	12
10.3	Deferred Liquidation	13
10.4	Termination	13
10.5	Claims of Members	13
Article XI
Miscellaneous
11.1	Entire Agreement	13
11.2	Amendment	13
11.3	Arbitration	13
11.4	No Third Party Beneficiaries	14
11.5	Successors and Assigns	14
11.6	Governing Law	14
11.7	Severability	14
11.8	Waiver of Partition	14
11.9	Construction	14
11.10	No Waiver	14
11.11	Captions	14
11.12	Remedies Cumulative	14
11.13	Further Assurance	14
11.14	Investment Representations	15
11.15	Counterparts	15

11.16	Singular/Plural; Gender	15

  Exhibit A Amended and Restated Articles of Association
  Exhibit B Sharing Ratios
  Exhibit C Table of Definitions
  Exhibit D Regulatory Allocations
  Exhibit E Member By-Laws
  Exhibit F Manager
  Exhibit G Manager By-Laws

FOURTH AMENDED AND RESTATED
OPERATING AGREEMENT OF
SALON SUCCESS INTERNATIONAL, LLC

        THIS FOURTH AMENDED AND RESTATED OPERATING AGREEMENT (this "Agreement"), is made and entered into effective the 1st day of May, 2007, by and among BEAUTY SYSTEMS GROUP LLC, a Delaware limited liability company ("BSG") and SALON SUCCESS INTERNATIONAL, LLC, a Florida limited liability company (the "Company")

WITNESSETH:

        WHEREAS, effective as of May 1, 2007, Salon Success Limited, an England and Wales company transferred its membership interest in the Company to BSG, and BSG became the sole Member of the Company;

        WHEREAS, the parties hereto entered into that certain Operating Agreement effective as of January 14, 2000 and subsequently amended it on August 9, 2004, December 30, 2004 and June 8, 2006 (the "Operating Agreement");

        WHEREAS, Section 3.2 of the Operating Agreement, permits the amendment of the Operating Agreement with the consent of the members of the Company; and

        WHEREAS, the parties desire to amend and restate the Operating Agreement in accordance with the terms set forth below in this Agreement.

        NOW, THEREFORE, in consideration of the recitals set forth hereinabove and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged hereby, each of the parties hereto, intending legally to be bound, hereby agrees as follows:

ARTICLE I

Formation; Purpose; Term

        1.1    Formation.

          (a)    Limited Liability Company; Manager-Managed.    The Member hereby ratifies the formation of the Company as a Manager-managed limited liability company pursuant to the provisions of the LLC Law.

          (b)    Articles of Organization.    The Articles of Organization of the Company were filed with the Secretary of State of the State of Florida on the 2nd day of December, 2004, pursuant to the provisions of the LLC Law, and the Member and Manager ratify and confirm the execution, delivery, and filing of the Articles of Organization, a copy of which is attached hereto as Exhibit A.

          (c)    Merger.    The Articles of Merger and Plan of Merger, merging Salon Success International, LLC, a New York limited liability company, into the Company, were filed with the Secretary of State of' the State of Florida on the 7th day of December, 2004, and the Member and Manager ratify and confirm the execution, delivery, and filing of such Articles and Plan of Merger.

          (d)    Status.    The Member confirms and agrees to its status as a Member upon the terms and conditions set forth in this Agreement.

        1.2    Name.    The name under which the Company shall conduct its business is "Salon Success International, LLC."

        1.3    Purpose.    The principal purpose of the Company is to distribute professional salon products and to educate customers concerning the use of such products and to conduct any other lawful business permitted by the LLC Law or the law of other states in which the Company may conduct its business

        1.4    Registered Agent and Registered Office.    The name and address of the registered agent of the Company for service of process on the Company in the State of Florida is CT Corporation System 1200 South Pine Island Road, Plantation, Florida 33324. The Company may also have offices at such other places within or without the State of Florida as the Manager may from time to time designate or the business of the Company may require.

        1.5    Term.    The term of the Company shall continue until it is terminated pursuant to this Agreement or the LLC Law.

ARTICLE II

Definitions

        2.1    Definition of Terms.    For purposes of this Agreement, all defined terms, as indicated by the capitalization of the first letter of such terms, shall have the meaning specified in the table of definitions in Exhibit Cor in the LLC Law.

ARTICLE III

Members

        3.1    Names and Addresses.    The name and address of the Member is set forth at the beginning of this Agreement. Such address shall be used for all Notice purposes under the terms of this Agreement unless the Member notifies the Company in writing of a change in address. By signature at the end of this Agreement, the Member has agreed to be bound by this Agreement.

        3.2    Voting.

          (a)   Each Member authorized to vote shall be entitled to a number of votes equal to the Member's Sharing Ratio shown in Exhibit B. The meeting of' Members and the vote of Members, with or without a meeting, shall be governed by the Member By-laws attached as Exhibit E.

          (b)   Except as otherwise provided in this Agreement, any actions of the Company requiring a vote under the LLC Law shall require the affirmative vote of four-fifths of the votes cast (a quorum being present), including, but not limited to:

            (i)    designation of the number of Managers, their compensation, election, removal or replacement;

            (ii)   borrow money for the Company in the ordinary course, on a secured or unsecured basis, from banks or any other Person (including Members, Managers or Affiliates of any thereof);

            (iii)  purchase, construction or acquisition of real property, or acquisition of any significant equity interest in another Person;

            (iv)  purchase, construction or acquisition of any capital asset or investment of over $1,000.00;

            (v)   sell, exchange or otherwise dispose of any real property, capital asset or investment worth over $1,000.00;

            (vi)  prescribe limits on the compensation and benefits of officers, agents, consultants and employees of the Company;

            (vii) determination of the Company's accounting method;

            (viii) making elections under the Code and the Regulations;

            (ix)  dissociation of a Member;

            (x)   continuation of the Company following a dissolution;

            (xi)  transfer of' a Membership or Economic Interest;

            (xii) dissolution of the Company;

            (xiii) redemption of a Membership Interest or Economic Interest;

            (xiv) invest Company funds in time deposits, short-term governmental obligations, commercial paper or other similar investments or in any other capital asset or investment in the ordinary course;

            (xv) distribute cash to the Members, except distributions of cash equal to a Member's tax liability attributable to the taxable income generated by the Company;

            (xvi) any other matters requiring action by the Members not specified in this Section 3.2(b);

            (xvii) amendment of this Agreement or the Articles of Organization;

            (xviii) the amount of additional Capital Contributions required from the Members and each Member's proportionate share of additional capital contributions;

            (xix) admission of additional Members; and

            (xx) any assignment for the benefit of creditors of the Company, the filing of a voluntary petition in bankruptcy, or the appointment of a receiver for the Company.

        3.3    Liability.    A Member shall not be liable for the liabilities, debts or obligations of the Company solely by reason of being a Member.

        3.4    Liability for Wrongful Distributions.    A Member who receives a distribution from the Company which the Member knows to be in violation of this Agreement or the LLC Law shall be liable to the Company for the amount of such distribution for a period of three years from the date of the distribution.

        3.5    Other Business Activities.    No provision of this Agreement shall be deemed to restrict or limit in any way any right of any Member to pursue, conduct or participate in, directly or indirectly, any other business or activity, independently or with others, except a business or activity that competes with the Company other than Neu Dey Salon Services, Inc, Neu Dey West, Inc., and Salon Success Limited and its subsidiaries. Neither the Company nor any Member shall have any right by virtue of this Agreement to share or participate in such other activities of the Member or in any income or revenues derived from such activities.

ARTICLE IV

Management

        4.1    Management.    The Company shall be managed by its Managers. The number of initial Managers shall be one. The name and address of the Company's current Manager is set forth in Exhibit F Except where a vote of the Members is expressly required by Section 3.2, the Managers shall have full and complete authority and power to manage and control the business, affairs and properties of the Company. The governance, duties and rights of the position of Manager is set forth in the Manager By-laws attached as Exhibit G.

        4.2    Signatures.    Without limiting the generality of Section 4.1, but subject to Sections 3.2, 4.6 and 4.7, the signature of one of the Managers shall be required (and shall be sufficient) for all checks, bank drafts, notes, contracts, and other instruments executed on behalf of the Company.

        4.3    Compensation of Managers.    The Manager shall be paid an annual salary as determined, from time to time, by the Members in accordance with Section 3.2(b).

        4.4    Authority of Managers and Members.

          (a)   The Managers shall be agents of the Company for its business purposes and the Managers may bind the Company in the ordinary course, provided that (i) the Managers shall have approved such action in accordance with this Agreement or the LLC Law and (ii) the Person with whom the Managers are dealing has no knowledge that the action has not been so approved. Unless otherwise expressly authorized by this Agreement or the Members as set forth herein, any act of the Managers that is not apparently for carrying on the Company's business in the ordinary course shall not bind the Company.

          (b)   Except as otherwise expressly provided in this Agreement or the LLC Law, the Members shall have no right to control or Manage, nor shall they take any part in the control or management of; the property, business or affairs of the Company, but they may exercise the rights and powers of Members under this Agreement, including, without limitation, the right to approve certain matters as provided herein.

        4.5    Manager's Tenure.    The Manager shall serve until the next annual meeting of Members or until his successor or successors shall have been elected and qualified, provided that each Manager who is also a Member (Member-Manager) shall serve until the Member-Manager resigns as Manager or withdraws from the Company.

        4.6    Certain Powers of the Managers.    Without limiting the generality of Section 4.1, but subject to Sections 3.2 and 4.7, the Managers shall have the power and authority to:

          (a)   acquire property in the ordinary course of the Company's business from any Person (including Members, Managers or Affiliates of any thereof);

          (b)   purchase life, liability and other insurance to protect the Company's property and business;

          (c)   establish bank accounts in the name of the Company and establish the identity of all signatories entitled to draw against such accounts for the benefit of the Company;

          (d)   employ, and fix the terms of employment and termination of employment of, employees of the Company (including Members or Affiliates of Members or Managers), and accountants, legal counsel and other consultants for the Company (but not including Managers in their capacity as such);

          (e)   execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, security agreements, financing statements, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary, in the opinion of the Managers, to the business of the Company and relating to transactions that have been approved in accordance with this Agreement;

          (f)    enter into any and all other agreements on behalf of the Company with any other Person (including Members, Managers or Affiliates of any thereof), for any purpose in the ordinary course, in such forms as the Members may approve;

          (g)   institute, prosecute and defend legal, administrative or other suits or proceedings in the Company's name;

          (h)   establish pension, benefit and incentive plans for any or all current or former Members, Managers, employees, and/or agents of the Company, on such terms and conditions as the Members may approve, and make payments pursuant thereto;

          (i)    purchase, construct or otherwise acquire any capital asset or investment of $1,000.00 or less;

          (j)    sell, exchange or otherwise dispose of any real property, capital asset or investment worth $1,000.00 or less; and

          (k)   do and perform any and all other lawful acts as may be necessary or appropriate to conduct the Company's business.

        4.7    Liability for Certain Acts.    The Managers shall perform its duties in good faith and with that degree of care that an ordinarily prudent person in a like position would use under similar circumstances. By doing so, the Managers shall not have any liability by reason of being or having been a Manager.

        4.8    Reliance on Information.    In performing their duties, the Managers shall be entitled to rely on information, opinions, reports or statements, including financial statements, in each case prepared or presented by:

          (a)   one or more agents or employees of the Company; or

          (b)   counsel, public accountants or other persons, as to matters that the Managers believe to be within their respective professional or expect competence.

        4.9    No Exclusive Duty; Confidentiality.

          (a)   The Managers may have other business interests and may engage in other activities in addition to those relating to the Company so long as such business interests or activities do not compete directly with the Company other than Neu Dey Salon Services, Inc, Neu Dey West, Inc, and Salon Success Limited and its subsidiaries. Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Managers or in any income or revenues derived therefrom.

          (b)   At all times after the effective date of this Agreement, neither the Managers nor any Affiliate of a Manager shall disclose or use any confidential information of or with respect to the Company or its business, provided, however, that such obligation shall not apply to any information (i) to the extent that it legally is or becomes part of public knowledge from authorized sources other than the Manager or any of his Affiliates, or (ii) which the Managers or his Affiliate is required by law to disclose (but only to the extent required to be so disclosed).

          (c)   Because the Company and the Members do not have an adequate remedy at law to protect the Company's business from any breach of the obligations in this Section 4.9, each of them shall be entitled to injunctive relief, in addition to such other remedies and relief that would, in such event, be available to it or them.

        4.10    Execution of Documents

          (a)   Without limiting the generality of Section 4.1, but subject to Sections 3.2 and 4.7, and except as otherwise determined by the Managers or the Members or set forth herein or in the LLC Law, any document or instrument may be executed and delivered on behalf of the Company by the Managers, including, without limitation, any deed, mortgage, note or other evidence of indebtedness, lease, security agreement, financing statement, contract of sale or other instrument purporting to convey or encumber, in whole or in part, any or all of the assets of the Company at any time held in its name, or any compromise or settlement with respect to accounts receivable or claims of the Company; and, subject to the authorization requirements set forth herein or in the LLC Law, no other signature shall be required for any such instrument to bind the Company.

          (b)   Any third Person dealing with the Company, its Manager or Members may rely upon a certificate signed by a Manager as to (i) the identity of the Members or Managers, (ii) acts by the Members or Managers, (iii) any act or failure to act by the Company, or (iv) any other matter involving the Company or any Member.

        4.11    Resignation or Removal.    A Manager may resign at any time by giving 90 days notice to the Members, effective 90 days after receipt thereof or at such later time specified therein. Unless otherwise specified in the notice, acceptance of a resignation shall not be necessary to make it effective. The resignation of a Member-Manager shall not affect his rights as a Member and shall not constitute a withdrawal from the Company of such Member.

        4.12    Delegation to Agents and Officers.    The Managers may delegate functions relating to the day-to-day operations of the Company to such officers, agents, consultants or employees as the Managers may from time to time designate, except any functions of the Managers as set forth in Section 4.6. Such officers, agents, consultants and employees need not be Members or Managers, and shall have such duties, powers, responsibilities and authority as may from time to time be prescribed by the Managers, and may be removed at any time, with or without cause by the Managers or the Members. The Managers may determine compensation and benefits of such officers, agents, consultants or employees within limits prescribed by the Members.

ARTICLE V

Capital

        5.1    Contributions.

          (a)   Each initial Member made the following initial Capital Contributions:

Member	Type of Property	Value
James DeBerry	Cash	$84,000
Salon Success Limited	Cash	$203,000
Keith Chandler	Cash	$63,000

          (b)   The Members will make additional Capital Contributions in such form and amounts and at such times as shall be determined in accordance with Section 3 2(b).

          (c)   No Member shall be entitled to interest on amounts contributed to his Capital Account.

        5.2    Enforcement of Commitments.    In the event any Member fails to make a Capital Contribution as required by this Agreement, the Managers may take such action, including but not limited to enforcing the capital obligation in a court of law. Each Member expressly agrees to the jurisdiction of such court for the purpose of enforcing the capital obligation. In the event that the capital obligation is satisfied by one or more other Members, those Members who contribute the capital of the defaulting Member shall be entitled to treat the amounts contributed as a loan to the Company which shall bear interest at a fixed rate equal to the prime rate. The prime rate shall be the prime rate published in The Wall Street Journal on the first business date immediately preceding the date of the loan. The amount of such interest shall be a charge against the Member who failed to make the Capital Contribution. The Managers may set-off against amounts due to a Member who has failed to make a Capital Contribution the amount of the unpaid. Capital Contribution plus the amount of interest charged, plus the costs, including legal fees, of enforcing the capital obligation.

        5.3    Interests of Members in Property and Assets.    The respective interest of each Member in the Property and assets of the Company shall be that of a co-owner with the other Members. So long as this Agreement shall remain in full force and effect, no Member, or former Member, or successor to a Member shall, without the prior written consent of the Company, seek to partition the Property or assets of the Company through any legal proceedings.

        5.4    Withdrawal of Capital.    Except as otherwise provided in this Agreement, no Member shall have the right to withdraw all or any part of his Capital Contribution. In the event a Member becomes entitled to withdraw his Capital Contribution pursuant to the terms of this Agreement, such Member shall not have any right to demand and receive Property (other than cash) of the Company in return of his Capital Contribution.

ARTICLE VI

Allocations and Distributions

        6.1    Allocation of the Net Profits and Net Losses.    After giving effect to the Regulatory Allocations set forth in Exhibit D, Profits and Losses shall be allocated in accordance with the Sharing Ratios set forth in Exhibit B.

        6.2    Tax Allocations.

          (a)   In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss, deduction and credit with respect to any property contributed to the capital of the Company by any Member shall, solely for federal income tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of the property to the Company for federal income tax purposes and its initial Gross Asset Value at the time of contribution to the Company.

          (b)   In the event the Gross Asset Value of any Company asset is adjusted as provided in the definition of Gross Asset Value, subsequent allocations of income, gain, loss, deduction and credit with respect to the asset shall take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

          (c)   Any elections or other decisions relating to allocations provided in this Section 6.4 shall be made by the Managers in any manner that reasonably reflects the purpose and intention of this Agreement Allocations pursuant to its Section 6.2 are solely for the purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account, share of Profits and Losses, or distributions pursuant to any provision of this Agreement.

        6.3    Distributions.    Within ninety (90) days after the end of the tax year, the Managers shall distribute to each Member cash in an amount equal to that Member's tax liability attributable to the taxable income generated by the Company upon submission to the Company by the Member of a true and complete copy of that Member's signed income tax return. Subject to Section 3.2(b), from time to time, the Managers shall also determine in their reasonable judgment to what extent, if any, the Company's cash on hand exceeds the current anticipated needs, including without limitation, needs for operating expenses, debt service, acquisitions, and mandatory distributions, if any. To the extent such excess exists, the Managers may make distributions to the Members in accordance with their Sharing Ratios. Such distributions shall be in cash or property (which must be distributed proportionately), or partly in both, as determined by the Managers.

        6.4    Limitations on Distributions.    Notwithstanding the provisions of Section 6.3 above:

          (a)   No distributions shall be paid unless, after tailing into account the effect of the distribution, the Company's assets exceed its liabilities.

          (b)   No distribution of cash or property shall be made if the distribution will in any way jeopardize the business of the Company.

          (c)   Sufficient moneys shall be retained to adequately finance the working capital requirements of the Company.

          (d)   In the event the Managers determine that the best interests of the Company require the creation and maintenance of reserves for working capital, contingency reserves and the like, there shall be allocated to these accounts the sums from the income or cash flow of the Company which are reasonable and prudent under the circumstances.

ARTICLE VII

Books and Records Elections

        7.1    Books and Records.

          (a)   The Company shall maintain at its principal office:

            (i)    full and accurate books of account and related monthly and annual financial statements;

            (ii)   this Agreement and all subsequent amendments, including updated Exhibits to reflect current information as a result of changes which occur from time to time;

            (iii)  a copy of the Certificate and all amendments; and minutes of the meetings of Members and the executed written consents of Members.

          (b)   All books and records of the Company shall be open to the reasonable inspection and examination of the Members, or their duly authorized representatives. Any Member has the right to inspect and copy the books and records, at his own expense, provided that he owns an interest in the Company at the time of inspection and that the inspection is made in good faith without any intent to damage the Company or any of its Members in any manner.

          (c)   The books and records of the Company shall be reviewed at least annually, and unaudited financial statements and income tax returns shall be prepared for the Company by the Company's accountant. In the discretion of the Managers, they may cause audited statements to be prepared from time to time. A report indicating each respective Member's share of net profits or losses and capital gains or losses, all as defined and reflected on the Company's income tax return, shall be distributed to the Members within 90 days after the close of the Fiscal Year of the Company for which the return was prepared.

        7.2    Accounting Methods.    The Company shall use such accounting method as the Members shall determine.

        7.3    Elections.    All elections required or permitted to be made by the Company under the Code shall be made or not made as determined by the Members. Each Member agrees to furnish the Company with all information necessary to give effect to this election.

        7.4    Bank Accounts; Fund Control.    All funds of the Company are to be deposited in the Company name in a bank account or accounts designated by the Managers. Withdrawals from any bank account or accounts and all other banking transactions shall require the signature of the Managers as provided in Section 4.2.

ARTICLE VIII

Transfer of Interest

        8.1    Restriction on Transfer.    Except as otherwise provided in this Agreement, neither a Membership Interest nor an Economic Interest shall be sold, assigned, mortgaged, pledged or otherwise encumbered or transferred, in whole or in part, without the written consent of the Members in accordance with Section 3,.2(b).

        8.2    Permitted Transfers.

          (a)   There is expressly permitted without the consent of the Members any transfer or assignment (in trust or otherwise) by a Member of all or any portion a Membership Interest to a Person who is one of the following:

            (i)    any one or more Members;

            (ii)   issue of a Member or in trust for such issue's benefit; or

            (iii)  an entity in which a Member owns one hundred percent (100%) or more of the interest in capital and/or profits.

          (b)   Notwithstanding Section 9.1, immediately following any transfer or assignment in accordance with Section 8.2, the transferee ("Transferee") of the Membership Interests shall be admitted to the Company as a Member, and each Member's Sharing Ratio as set forth under Exhibit B of the Agreement shall be updated accordingly to reflect such transfer and admission, subject to the requirements set forth under Section 8.2(c) below.

          (c)   In the event of a transfer pursuant to Section 8.2(a)(ii) and (iii) above, the transferring Member and Transferee shall furnish the Company with the Transferee's taxpayer identification number, sufficient information to determine the Transferee's initial tax basis in the transferred Membership Interest in the Company, and the Transferee shall execute a joinder to this Agreement.

        8.3    Right of First Refusal.

          (a)   A Member who desires to sell all or any portion of his Economic Interest to a third patty purchaser shall obtain from such third party purchaser a bona fide written offer to purchase such interest, stating the terms and conditions upon which the purchase is to be made and the consideration offered therefore. The Member shall give written notification ("Offering Notice") to the Members and the Company (collectively, the "Purchaser") of his intention (i) to transfer such Economic Interest to the Members, and, (ii) if any of the Members do not accept the offer within 30 days after the Members' receipt of the Offering Notice ("Notice Period"), or accept only part of the offer to sell the Economic Interest, to transfer such interest or any remaining part of such interest to the Company, which shall have an additional 30 days after the expiration of the Notice Period to accept the offer. Each Member shall be entitled to purchase a portion of the Economic Interest offered based on the Member's Sharing Ratio. The Company shall have the right to purchase any part of the Economic Interest not purchased by one or more Members, provided that the Members and the Company collectively offer to purchase all of the Economic Interest proposed to be sold pursuant to the terms above at the lower of:

            (i)    the price offered by a third patty purchaser; or

            (ii)   the Purchase Price, determined as follows:

              (1)   the Fair Market Value of any real property, including any improvements thereon, equipment and furniture owned by the Company shall be determined.

              (2)   The book value of any other assets or Property of the Company shall be determined by the Company's accountant based on the balance sheet of the Company dated as of the end of the Fiscal Year calendar quarter immediately preceding the date of the Notice delivered pursuant to Section 8.2 ("Determination Date").

              (3)   The Earnings Capacity of the Company shall be determined by the Company's accountant as of the Determination Date "Earnings Capacity" shall be an amount equal to an average of the Company's average pre-tax profits for the preceding five (5) years (or, if the Company has not been in existence for five (5) years, the average for the years or portions thereof during which the Company has been in existence) multiplied by 1.

              (4)   From the sum of (1), (2) and (3), the total liabilities of the Company as of the Determination Date shall be subtracted (the resulting amount is hereinafter referred to as the "Company Value").

              (5)   The purchase price of the selling Member's Membership Interest shall be the Company Value, reduced by the Members' aggregate Capital Account balances, multiplied by the selling Member's Sharing Ratio, increased by the selling Member's Capital Account balance ("Purchase Price").

          (b)   The Purchase Price shall be payable as follows:

            (i)    An amount equal to 10% of the Purchase Price shall be paid as a down payment at the closing.

            (ii)   The balance of the Purchase Price shall be paid by delivery at closing of a promissory note payable in twenty (20) consecutive equal quarterly installments, bearing interest at a fixed rate equal to the prime rate. The prime rate shall be the prime rate published in The Wall Street Journal on the first business day immediately preceding the date of the Note. The first quarterly payment shall be made on the first day of the fourth calendar month after the closing. The promissory note shall permit the prepayment of principal in whole or in part at any time without penalty. The promissory note shall be secured by a subordinate mortgage on, or security interest in, any Property of the Company if the Company is a Purchaser or by a security interest in the Economic Interest of each Member who is a Purchaser. Notwithstanding the foregoing, the balance of the Purchase Price shall become immediately due and payable upon consummation by the Company of any merger or consolidation, or upon the sale, lease, exchange or other disposition of all or substantially all of the Membership Interests or assets of the Company.

          (c)   The closing shall occur no later than 120 days after the date on which the written consent of the Members is obtained, unless all interested parties agree otherwise. The closing shall be held at the Company's principal office unless all interested parties agree otherwise.

          (d)   The selling Member's Capital Account shall be adjusted for Profits and Losses up to the end of the month preceding the closing date and for distributions as of the closing date.

        8.4    Assignee Not a Member.

          (a)   Notwithstanding the transfers permitted pursuant to Sections 8.1 and 8.3, an Assignee shall have no right to participate in the management of the business and affairs of the Company or to become a Member without the consent of the Members. An Assignee may be admitted as a Member only in accordance with Section 9.1. An Assignee of an Economic Interest shall merely have the right to a proportionate share of Company Profits, Losses and distributions. An Assignee shall, however, be bound by all restrictions and obligations imposed on a Member or an Assignee by this Agreement or by the LLC Law.

          (b)   Full details of any assignment made pursuant to Sections 8.1, 8.2 and 8.3, including true and complete executed copies of all relevant documents relating to the assignment or transfer, shall be promptly furnished to the Managers.

        8.5    Liability Upon Assignment.    Whether or not an Assignee of an Economic Interest becomes a Member, the assignor is not released from any liability or obligation under this Agreement or under the LLC Law arising prior to the effective date of the assignment, except upon the granting of a specific or general release by the Company.

        8.6    Death of a Member.    Upon the death of a Member, the Company shall purchase and the deceased Member's Personal Representative shall sell the deceased Member's Membership Interest. The purchase price shall be determined in the manner provided under Section 8.3(a) and shall be payable in the manner and under the same terms as provided in Section 8.3(b), except that (i) any life insurance proceeds on any policy maintained by the Company on the life of the deceased Member shall be applied towards payment of the purchase price; (ii) the balance of the purchase price, if any, shall be paid in twenty (20) consecutive equal quarterly installments; and (iii) the balance of the Purchase Price shall be come immediately due and payable upon consummation by the Company of any merger or consolidation, or upon the sale, lease, exchange or other disposition of all or substantially all of the Membership Interests or assets of the Company. A closing of the purchase of a deceased Member's Membership Interest shall occur within 60 days following the appointment of the deceased Member's Personal Representative.

        8.7    Disability of a Member.    Upon the Disability of a Member, the Disabled Member shall immediately cease to act as a Member and his right to participate in the management of the Company (whether as Member or Manager) shall immediately terminate; provided, however, that such termination shall not affect any rights or liabilities of the Disabled Member which matured prior to his Disability. The Disabled Member or his Personal Representative shall sell and the Company shall purchase, the Disabled Member's Membership Interest in the same manner and under the same terms as specified in Section 8.3 of this Agreement except that the balance of the Purchase Price shall become immediately due and payable upon consummation by the Company of any merger or consolidation, or upon the sale, lease, exchange or other disposition of all or substantially all of the Membership Interests or assets of the Company. Neither a Disabled Member nor his Personal Representative shall have a right to either terminate or dissolve the Company or to partition any Property of the Company.

ARTICLE IX

Admission and Dissociation of Members

        9.1    Additional Members.    Any person or entity may become a Member of the Company upon the consent of the Members in accordance with Section 3.2(b). Upon admission of a new Member, this Agreement shall be amended to reflect the admission of the new Member and the new Member shall sign the amended agreement. The admission of a new Member shall not be effective until the amended agreement is executed by the new Member.

        9.2    Dissociation.    A Member shall dissociate with the Company upon the occurrence of any of the following events:

          (a)   dissolution of an entity Member; or

          (b)   consent of the Members in accordance with Section 3.2(b).

        9.3    Rights of a Dissociating Member.    If the Company is continued following dissociation of a Member pursuant to Section 9.2, the dissociating Member shall be entitled to a purchase price determined and payable in the manner as provided in Section 8.3. The dissociating Member's Capital

Account shall be adjusted for Profits, Losses and distributions up to the end of the month preceding the date of dissociation. If the dissociation of a Member violates this Agreement, the Company may recover damages for breach. The Company shall be entitled to set-off against amounts due to the dissociating Member, any amount due from the dissociating Member.

ARTICLE X

Dissolution and Termination

        10.1    Dissolution.    The Company shall be dissolved upon the occurrence of any of the following events:

          (a)   by the agreement of the Members in accordance with Section 3.2(b); or

          (b)   the entry of a decree of judicial dissolution of the Company.

        10.2    Procedure in Dissolution and Liquidation

          (a)    Winding Up.    Upon dissolution of the Company pursuant to Section 10.1 hereof, the Company will immediately commence to wind up its affairs and the Members will proceed with reasonable promptness to liquidate the business of the Company. The Company shall not be deemed terminated, but shall continue until the winding up of the affairs of the Company is completed and the Certificate of Dissolution have been issued by the Florida Secretary of State in accordance with Section 608.446 of the LLC Law.

          (b)    Management Rights During Winding Up.    During the period of the winding up of the affairs of the Company, the rights and obligations of the Members set forth herein will continue. For purposes of winding up, the Managers will continue to act as such and will make all decisions relating to the conduct of any business or operations during the, winding up period and to the sale or other disposition of Company assets.

          (c)    Allocation of Profits and Losses.

            (i)    Profits and Losses of the Company following the date of dissolution will be determined in accordance with the provisions of this Agreement and will be credited or charged to the Capital Accounts of each Member in the same manner as Profits and Losses of the Company would have been credited or charged if there were no termination, dissolution, and liquidation.

            (ii)   For tax purposes, any taxable gain or any loss upon the sale, transfer, or other disposition of Company assets following the date of dissolution will be allocated to the Members in accordance with the allocation of Profits and Losses set forth in subparagraph (i) of this Subsection 10.2(c).

          (d)    Distributions in Liquidation.    The assets of the Company will be applied or distributed in liquidation in the following order of priority:

            (i)    in payment of debts and obligations of the Company owed to third parties;

            (ii)   to the establishment of any reserve that the Members may determine to be reasonably necessary and adequate for any contingent liabilities and obligations of the Company or the Members arising out of or in connection with the business and affairs of the Company;

            (iii)  in payment of debts and obligations of the Company to any Member; and

            (iv)  to the Members in the manner determined in accordance with Article VI.

          All such distributions will be made by the later to occur of the end of the taxable year in which the liquidation occurs or within ninety (90) days after the date of liquidation (as such term is defined in the Regulations to Code Section 704).

          (e)    Non-Cash Assets.    Every reasonable effort will be made to dispose of the assets of the Company so that the distribution may be made to the Members in cash If at the time of the termination of the Company, the Company owns any non-cash assets, such assets will be distributed in kind to the Members, in lieu of cash, proportionately to their right to receive the assets of the Company on an equitable basis reflecting the net fair market value of the assets so distributed as determined by the Members.

        10.3    Deferred Liquidation.    In the event the Members determine that in order to achieve a favorable sale price for the Company's assets, it is appropriate to defer the sale thereof, or distributions in "liquidation" of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) and as a result, such distribution will not occur within the time required by Treasury Regulation Section 1.704-1(b)(2)(ii)(b)(3), the Members may defer any such sale for a reasonable time and/or make a distribution of Company assets in kind; provided, however, if the sale of any such assets is deferred, such assets will be assigned to a trustee selected by the Members for the benefit of all Members, or their assignees. Such trustee will hold such assets for all Members in proportion to their respective interests in the distribution of liquidation proceeds pursuant to this Agreement.

        10.4    Termination.    The Company will terminate when all of the assets of the Company have been distributed in the manner provided for in this Article X. Upon the completion of winding up of the Company, Articles of Dissolution shall be delivered to the Secretary of State for filing. The Articles of Dissolution shall set forth the information required by Florida law and the Company will have been canceled in the manner required by the Act.

        10.5    Claims of Members.    Members and former Members will look solely to the Company's assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members will have no recourse against the Company or any other Member.

ARTICLE XI

Miscellaneous

        11.1    Entire Agreement.    The Agreement, including the Exhibits, represents the entire agreement among the Members and the Company and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Company, the business of the Company, and the Property of the Company. The Exhibits attached to this Agreement are incorporated into and are part of this Agreement.

        11.2    Amendment.    The Agreement and the Articles of Organization may be amended as provided in Section 3.2(b) of the Agreement.

        11.3    Arbitration.    All controversies and claims arising out of or relating to this Agreement and each and every provision hereof; as now drawn or as hereafter amended or modified from time to time, or the interpretation hereof or the breach hereof; including the determination as to whether an issue is arbitrable, shall be settled by the parties and their respective heirs, executors, administrators, guardians and assigns, by arbitration in accordance with the Rules of the American Arbitration Association ("AAA"), and a judgment or decree upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction hereof. The patties shall agree upon a 3-person panel of arbitrators. If such panel is not chosen within 30 days from the date notice is first given by any party of their election to exercise their right to arbitration hereunder, any patty shall have the right to petition a court of competent jurisdiction to select a single arbitrator to arbitrate the dispute. Any costs of arbitration shall be shared equally by the parties; provided, however; the expenses of presenting each party's case, including depositions, attorneys' fees and witness fees, shall be the sole cost of the non-prevailing party in the arbitration. In the event of litigation to enforce the arbitration, the prevailing party shall have its attorneys' fees (whether before trial, during trial, on appeal, or otherwise) paid by the other party. Such arbitration shall take place in the State of Florida unless otherwise agreed by the parties.

        11.4    No Third Party Beneficiaries.    The foregoing provisions of this Agreement are solely for the benefit of the Members and are not intended to be for the benefit of any creditor or Person (other than a Member) to whom any debts, liabilities or obligations are owed by (or who otherwise has any claim against) the Company or any of the Members; and no such creditor or Person shall obtain any right under any such foregoing provision against the Company or any of the Members by reason of any debt, liability or obligation (or otherwise). No Person not a Member of the Company shall have any rights or privileges under this Agreement, either as a third-patty beneficiary or otherwise.

        11.5    Successors and Assigns.    The covenants and agreements contained in this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns and the Members and their executors, administrators, heirs, successors and assigns.

        11.6    Governing Law.    This Agreement and the rights of the parties hereunder will be interpreted in accordance with the laws of the State of Florida, and all rights and remedies will be governed by such laws without regard to principles of conflict of laws.

        11.7    Severability.    If any provision contained in this Agreement is determined to be invalid and contrary to any existing or future law, such invalidity shall not impair the operation of or affect those portions of the Agreement which are valid.

        11.8    Waiver of Partition.    Each Member or Assignee irrevocably waives, during the term of the Company, any right it might have to maintain an action for partition with respect to the assets of the company.

        11.9    Construction.    Whenever the singular number is used in this Agreement and when required by the context, it shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa.

        11.10    No Waiver.    The failure of any party to seek redress for violation of or to insist on the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which had originally constituted a violation, from having the effect of an original violation.

        11.11    Captions.    Paragraph titles or captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision.

        11.12    Remedies Cumulative.    Each right, power and remedy provided for in this Agreement or now or hereafter existing at law, in equity, by statute or otherwise shall be cumulative and concurrent and shall be in addition to every other right, power or remedy provided for herein or now or hereafter existing at law, in equity, by statute or otherwise, and the exercise or beginning of the exercise or the forbearance of exercise by any party of any one or more of such rights, powers or remedies shall not preclude the simultaneous or later exercise by such party of any or all of such other rights, powers or remedies.

        11.13    Further Assurances.    Each Member hereto agrees to execute and deliver all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement and carry on the business contemplated herein.

        11.14    Investment Representations.    Each Member hereby represents and warrants to the Company and each other Member as follows:

          (a)   Such Member acknowledges that:

            (i)    the Membership Interest owned by it has not been registered under the Securities Acts because the Company is issuing (or the Member has transferred) such Membership Interest in reliance upon exemptions from the registration requirements contained in the Securities Acts for issuances not involving a public offering;

            (ii)   the Company (or the Member) has relied upon the fact that the Membership Interest is to be held by such Member for investment purposes only, and not with a view to any resale or distribution thereof; and

            (iii)  the Company is under no obligation to register or qualify the Membership Interest or to assist any Member in complying with any exemption from registration under the Securities Acts if such Member wishes to dispose of the Membership Interest.

          (b)   Each Member is acquiring the Membership Interest for his or its own account, for investment purposes only, and not with a view to the resale or distribution thereof, unless there are effective registrations or other qualifications relating thereto under applicable Securities Acts.

          (c)   Before acquiring the Membership Interest, each Member investigated the Company and its business and the Company made available to the Member all information necessary to make an informed decision to acquire the Membership Interest.

          (d)   Nothing contained herein is intended to be construed as an admission that any Membership Interest is a "security" for purposes of any of the Securities Acts or other applicable law.

        11.15    Counterparts.    This Agreement may be executed in counterparts.

        11.16    Singular/Plural: Gender.    The singular shall include the plural (and vice versa) and the masculine gender shall include the female and neuter (and vice versa), as the context requires.

        IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement which is effective as of the day and year first above written.

SALON SUCCESS INTERNATIONAL, LLC
By:	/s/ Gary Winterhalter Gary Winterhalter, Manager
BEAUTY SYSTEMS GROUP LLC
By:	/s/ Raal H. Roos Raal H. Roos, Senior Vice President and Secretary

Exhibit A

AMENDED AND RESTATED
ARTICLES OF ORGANIZATION
OF
SALON SUCCESS INTERNATIONAL, LLC

        The Articles of Organization were filed on December 2, 2004 and assigned document number L04000087147.

        The undersigned authorized representative does hereby certify that the persons so identified herein have associated themselves together for the purpose of forming a limited liability company (the "Company") under the laws of the State of Florida.

ARTICLE I

NAME

        The name of the Company shall be:

SALON SUCCESS INTERNATIONAL, LLC

ARTICLE II

PERIOD OF DURATION

        The period of duration of the Company shall be perpetual.

ARTICLE III

GENERAL POWERS

        The Company is formed for the purpose of conducting and undertaking, and shall have the power to conduct and undertake, any and all activities and actions authorized under the Florida Limited Liability Company Act, Chapter 608, Florida Statutes.

ARTICLE IV

ADDRESS AND PLACE OF BUSINESS

        The mailing and street address for the Company's principal office is 7731 Anderson Road, Tampa, Florida, 33634.

ARTICLE V

REGISTERED OFFICE AND REGISTERED AGENT

        The street address of the Company's new registered office in Florida is [1200 South Pine Island Road, Plantation, Florida 333241, and the name of its new registered agent is [CT Corporation System] The Company may change its registered office at its registered agent or both by filing with the Department of State of the State of Florida a statement complying with Section 608.416, Florida Statutes.

ARTICLE VI

MANAGEMENT

        The Company is a Manager managed company as described more fully in the operating agreement of the Company ("Operating Agreement"), and the business and affairs of the Company shall be managed by or under the direction of one or more Managers (the "Manager"). The name and current address of the Manager is as follows, who shall act in such capacity until otherwise determined by the members in accordance with the Company's Operating Agreement:

[Mr. Gary Winterhalter]
[Insert address of Mr. Winterhalter]

ARTICLE VII

OPERATING AGREEMENT

        The Operating Agreement may be repealed or altered only in the manner now or hereafter prescribed therein, consistent with the laws of the State of Florida.

ARTICLE VIII

RIGHT TO CONTINUE BUSINESS

        Upon the death, retirement, resignation, expulsion, bankruptcy, or dissolution of a member or the occurrence of any other event which terminates the continued membership of a member in the Company, the business of the Company shall not automatically cease and the Company shall not be dissolved automatically, but only by unanimous consent of the remaining members or otherwise in accordance with the Operating Agreement of the Company.

ARTICLE IX

RESTRICTIONS ON MEMBERSHIP

        New members shall be admitted to the Company in accordance with the Operating Agreement of the Company. Contributions required of a new member shall be determined in accordance with the Operating Agreement of the Company. A member's interest in the Company may not be sold or otherwise transferred except with the unanimous consent of the members, or otherwise in accordance with the Operating Agreement. Additional restrictions and conditions on membership may be set forth in an operating agreement or other agreement adopted by the members.

ARTICLE X

ACKNOWLEDGMENT

        The members of the Company, through their undersigned authorized representative, do hereby certify that the foregoing constitutes the proposed Amended and Restated Articles of Organization of Salon Success International, LLC. These Amended and Restated Articles of Organization may be amended from time to time by consent of the members in the manner now or hereafter prescribed in the Operating Agreement of the Company, consistent with the laws of the State of Florida.

        IN WITNESS, THEREOF, the undersigned has executed these Amended and Restated Articles of Organization this       day of June, 2006.

SALON SUCCESS INTERNATIONAL, LLC
By:	Gary Winterhalter, Manager

EXHIBIT B
SHARING RATIOS

Member Name	Sharing Ratio
Beauty Systems Group LLC	100%

100%

B-1

EXHIBIT C
TABLE OF DEFINITIONS

        Affiliate:    Any relative of a Person, or any Person that controls, is controlled by or is under common control with such Person, or an officer, director, partner, member or trustee (or relative of any such person) of such Persons. For purposes of this definition: (a) "control" shall mean the right or ability to elect the majority of the directors of a corporation or otherwise direct the management of a Person, and (b) "relative" shall mean any other individual to whom the individual in question is related by blood, marriage of adoption, not more remotely than first cousins.

        Agreement:    The operating agreement of Salon. Success International, LLC, effective, January 7, 2000 and subsequently amended on August 9, 2004 and December 30, 2004 and amended and restated on June 2006. The operating agreement reflects the terms for governance of the Company and shall be controlling in all respects when inconsistent with the LLC Law. Where specifically provided, the operating agreement may incorporate by reference sections of the Code or Regulations as well as other governance plans or agreements of the Company or the Members.

        Assignee:    Transferee of an Economic Interest who has not been admitted as a Member The Assignee shall be bound by all restrictions and obligations imposed on Members of this Agreement or by the LLC Law.

        Capital Account:    Means, with respect to any Member, the Capital Account maintained for the Member in accordance with the following provisions:

        (a)   To each Member's Capital Account there shall be credited the Member's Capital Contributions, the Member distributive share of Profits, any items in the nature of income or gain which are specially allocated pursuant to the Regulatory Allocations contained in Exhibit D and the amount of any liabilities assumed by the Member or which are secured by any property distributed to the Member.

        (b)   To each Member's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any property distributed to the Member pursuant to any provision of this Agreement, the Member's distributive share of Losses, any items in the nature of expenses or losses which are specially allocated pursuant to the Regulatory Allocations contained in Exhibit D and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

        (c)   In the event any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

        (d)   In determining the amount of any liability for purposes of subsections (a) and (b) of this definition, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

        The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Section 1.704-1(b) of the Regulations, and shall be interpreted and applied in a manner consistent with such Regulation. In the event the Members shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities which are secured by contributed or distributed property or which are assumed by the Company or the Members), are computed in order to comply with such Regulation, the Members may make the modification, provided that it is not likely to have a material effect on the amounts distributable to any Member under this Agreement.

        Capital Contribution:    Any contribution of cash, property or services or the obligation to contribute cash, property or services by or on behalf of a Member or Assignee.

        Code:    The Internal Revenue Code of 1986, as amended from time to time, including any letter rulings and judicial and administrative interpretations promulgated thereunder.

        Company:    Salon Success International, LLC, a limited liability company formed under the laws of the State of Florida.

        Depreciation:    Means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation shall be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization or other cost recovery deduction for the year is zero, Depreciation shall be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Managers.

        Disabled or Disability:    Means:

        (a)   With respect to any Person, the inability to perform his normal and customary duties for the company for a period of 365 consecutive days; or

        (b)   Certification by a licensed physician selected by the Manager (or by the Members if the Manager is disabled) that the Person is permanently disabled.

        Economic Interest:    A Member's share of the Company's Profits, Losses and distributions of the Company's assets pursuant to this Agreement and the LLC Law, but shall not include any right to participate in the management of the business or affairs of the Company, the right to vote on, consent to, or otherwise participate in any decision or action of the Members.

        Fair Market Value:    The value of any real property, equipment and furniture of the Company determined upon an appraisal of such property by a duly qualified appraiser who shall be a member of the Member Appraisal Institute (M.A.I.), jointly selected by the Managers and a selling Member if the appraisal is to be used in connection with the determination of the value of a Membership Interest upon the transfer of such Membership Interest; provided, however, that if the Managers is the selling Member, then the appraiser shall be jointly selected by majority vote of the non-selling members and the selling member. If the Managers and the selling Member are unable to agree on an appraiser within 10 days after the written request of either one, then the Managers (exclusive of the selling Managers) and the selling Member shall each select an appraiser and the two appraisers shall agree on the valuation; but if the appraisers are unable to agree on any valuation, they shall mutually select a third appraiser whose decision as to any disputed valuation shall be binding and conclusive on all interested parties. Any appraiser's fees and costs shall be borne and paid by the party authorized to select the appraiser, except where an appraiser is jointly selected, in which case the fees of the appraiser shall be shared and paid for in equal shares.

        Fiscal Year:    The fiscal year will begin on October 1 and end on September 30 unless otherwise established or changed by the Managers, including any period of less than a calendar year in the year of formation or dissolution of the Company.

        Gross Asset Value:    Means, with respect to any asset, the assets adjusted basis for federal income tax purposes, except as follows:

        (a)   The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the fair market value of the asset, as determined by the contributing Member and the Managers;

        (b)   The Gross Asset Values of all Company assets may, in the sole discretion of the Managers, be adjusted to equal their respective fair market values, as determined by the Managers, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Section 1.704-1(b)(2)(ii)(g) of the Regulations; provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Managers reasonably determine that the adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

        (c)   The Gross Asset Value of any Company asset distributed to any Member shall be the fair market value of the asset, as determined by the Managers, on the date of distribution; and

        (d)   The Gross Asset Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that the adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations; provided, however, that Gross Asset Values shall not be adjusted pursuant to this subsection (d) to the extent the Managers determine that an adjustment pursuant to subsection (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subsection (d).

        If the Gross Asset Value of an asset has been determined or adjusted pursuant to subsections (a), (b), (c) or (d) of this definition, the Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits and Losses.

        LLC Law:    Florida Limited Liability Company Act, as amended.

        Manager:    One or more Managers of the Company as determined in accordance with Article IV.

        Member:    Each of the individuals or entities who executes this Agreement as a Member, and who has been admitted as a Member of the Company in accordance with the terms and provisions of the LLC Law and the Agreement and having a Membership Interest in the Company.

        Membership Interest:    A Member's aggregate rights in the Company including, without limitation, such Member's Economic Interest and the right to participate in the management of the business and affairs of the Company, the right to vote on, consent to, or otherwise participate in any decision or action of or by the Members granted pursuant to this Agreement or the LLC Law.

        Notice:    A writing, executed and containing the information required by this Agreement to be communicated to any Person, delivered in person or sent by registered or certified mail, postage prepaid, to such Person at the last known address of such Person, the date of registry thereof or the date of the certification receipt therefore being deemed the date of receipt of Notice; provided, however, that any communication containing such information sent to such Person and actually received by such Person shall constitute Notice for all purposes of this Agreement.

        Person:    Any individual, partnership, limited liability company, corporation, trust, or other entity.

        Personal Representative:    The legal representative of a Member, including a guardian, executor, administrator, trustee, but not a trustee in bankruptcy, receiver, conservator or similar person.

        Profits and Losses:    For each Fiscal Year or other period, an amount equal to the Company's taxable income or loss for the year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

        (a)   Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to taxable income or loss;

        (b)   Any expenditures of the Company described in Code Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from taxable income or loss;

        (c)   In the event the Gross Asset Value of any Company asset is adjusted pursuant to subsection (b) or (d) of the definition of Gross Asset Value, the amount of the adjustment shall be taken into amount as gain or loss from the disposition of the asset for purposes of computing Profits and Losses;

        (d)   Gain or loss resulting from any disposition of property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the property disposed of, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

        (e)   In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for the Fiscal Year; and

        (f)    Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Profits or Losses.

        Property:    Any real property owned by the Company, together with improvements situated or hereafter constructed thereon, and any personality, tangible or intangible, owned by the Company from time to time.

        Proxy:    The written authority given by one Member to another person to vote at any Company meeting as provided in the Member By-Laws in Exhibit E.

        Regulations:    The Income Tax Regulations promulgated under the Code, as they may be amended from time to time.

        Sharing Ratio:    With respect to any Economic Interest, the percentage for sharing Profits, Losses, and distributions.

        Securities Acts:    The Securities Act of 1933 or any state securities laws.

EXHIBIT D

REGULATORY ALLOCATIONS

        1.1.    Regulatory Allocations.    Regulatory Allocations shall be made as follows:

          (a)   Except as otherwise provided in Section 1.704-2(f) of the Regulations and notwithstanding any other provision of this Section 1, if there is a net decrease in Company Minimum Gain during any Fiscal Year, each Member shall be specially allocated items of Company income and gain for the year (and, if necessary, subsequent years) in an amount equal to the portion of the Member's share of the net decrease in Company Minimum Gain, determined in accordance with Regulation Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 1.1(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

          (b)   Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations and notwithstanding any other provision of this Section 1 except Section 1.1(a), if there is a net decrease in Member Nonrecourse Debt Minimum Gain attributable to a Member Nonrecourse Debt during any Fiscal Year, each Member who has a share of the Member Nonrecourse Debt Minimum Gain attributable to the Member Nonrecourse Debt, determined in accordance with Section 1.7042(1)(5) of the Regulations, shall be specially allocated items of Company income and gain for the year (and, if necessary, subsequent years) in an amount equal to the portion of the Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain attributable to the Member Nonrecourse Debt, determined in accordance with Regulation Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant to the Regulations. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 1.1(b) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

          (c)   To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determines Capital Accounts, the amount of the adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis) and the gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to that Section of the Regulations.

          (d)   Any Member Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Member who bears the risk of loss with respect to the loan to which the Member Nonrecourse Deductions are attributable in accordance with Regulation Section 1.704- 2(i)(I).

          (e)   Nonrecourse Deductions for any Fiscal year shall be specially allocated among the Members in proportion to their Economic Percentages.

          (f)    Except as provided in Section 1.1(a) of this Section 1, in the event that any Member receives an allocation of loss or any distribution which causes the Member to have an Adjusted Capital Account Deficit at the end of the Fiscal Year, then all items of Company income and gain shall be specially allocated to the Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member as quickly as possible.

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          (g)   The Regulatory Allocations are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 1.1. Therefore, notwithstanding any other provision of Section 4.1 of the Agreement (other than the Regulatory Allocations), the Executive Committee shall make the offsetting special allocations of Company income, gain, loss or deduction in whatever manner it determines appropriate so that, after the offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 4.1 of this Agreement.

        1.2.    Definitions.    For purposes of this Exhibit D, the following definitions shall apply:

        Adjusted Capital Account Deficit—With respect to any Member, the deficit balance, if any, in the Member's Capital Account as of the end of the relevant Fiscal Years after giving effect to the following adjustments:

        (i)    credit to such Capital Account any amounts which the Member is obligated to restore or is deemed to be obligated to restore pursuant to the penultimate sentence of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

        (ii)   debit to such Capital Account the items described in Sections 1 704- 1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

        The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

        Company Minimum Gain—has the meaning set forth in Section 1.704-2(d) of the Regulations for partnership minimum gain, and is provided for in Section 1.1(a).

        Member Nonrecourse Debt—has the meaning set forth in Section 1.704-2(b) the Regulations for partner nonrecourse debt, and is provided for in the definition of Member Nonrecourse Debt Minimum Gain.

        Member Nonrecourse Debt Minimum Gain—means an amount, with respect to each Member Nonrecourse Debt, equal to the Company Minimum Gain that would result if the Member Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations, and is provided for in Section 1.1(b).

        Member Nonrecourse Deductions—has the meaning set forth in Sections 1.7042(i)(1) and 1 704-2(0(2) of the Regulations for partner nonrecourse deductions, and is provided for in Section 1.1(d).

        Nonrecourse Deduction—has the meaning set forth in Section 1.704-2(b)(1) Regulations, and is provided for in Section 1.1(e).

        Nonrecourse Liability—has the meaning set forth in Section 1.704-2(b)(3) of the Regulations, and is provided for in the definition of Member Nonrecourse Debt Minimum Gain.

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EXHIBIT E
MEMBER BY-LAWS

        E.1    Annual Meeting.    The annual meeting of Members shall be held during the month of January or at such other time as shall be determined by resolution of the Members, for the purpose of designating the Managers and transacting such other business as may come before the meeting.

        E.2    Special Meetings.    Special meetings of the Members may be called by any Member.

        E.3    Place and Notice of Meeting.    The Managers may designate any place, either within or without the State of Florida, unless otherwise prescribed by statute, as the place of meeting for any annual meeting of Members. If no designation is made, the place of meeting shall be the principal office of the Company in the State of Texas.

        E.4    Participation in Meetings.    Members may participate in a meeting by means of conference telephone or similar communications equipment.

        E.5    Quorum.    All Members entitled to vote shall constitute a quorum at a meeting of Members for the transaction of any business.

        E.6    Notice of Meeting.    Written notice stating the place, date, and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered to each Member of record entitled to vote at such meeting not less than ten (10) nor more than sixty (60) days before the date of the meeting, either personally, by telegraph, teletype, or other form of electronic communication, or by mail, by or at the direction of the president, the secretary, or the person or persons calling the meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail, with the postage thereon prepaid, addressed to the Member at his or her or its address as it appears on the Membership Interest transfer books of the Company.

        E.7    Waiver of Notice.    Notice of meeting need not be given to any Member who submits a signed waiver of notice whether before or after the meeting. The attendance of any Member at a meeting without protesting prior to the conclusion of the meeting lack of notice of such meeting, shall constitute his waiver of notice.

        E.8    Action without a Meeting.    Any action required to be taken at any meeting of Members of the Company, or any action which may be taken at any meeting of such Members, may be taken without a meeting, without prior notice, and without a vote if a consent in writing, setting forth the action so taken, will be signed by the same persons who hold the requisite percentage of Membership Interests to approve the specified action.

        E.9    Proxies.    Any Member may authorize another Member, or any person agreed to by the Members, to vote all or some of a Member's votes at a meeting of the Company on behalf of the authorizing Member by proxy. A Proxy shall be signed by the authorizing Member and contain any restrictions and instructions regarding the authority to vote (and the period of time for which such authority shall be valid or if it is undated then one (1) year after the date of receipt by the Managers). A Proxy shall not be effective unless and until an executed copy of it is filed with the Managers. If a Proxy is given, the authorizing Member shall be deemed to be present at any meeting of Members if the person authorized to vote is personally present at the meeting.

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EXHIBIT F
MANAGER

Name and Address	Signature
Gary Winterhalter 702 Sunny Haven Court Highland Village Texas 75077	/s/ Gary Winterhalter

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EXHIBIT G
MANAGER BY-LAWS

        G.1    Number of Managers.    The number of Managers shall be fixed by the Members. A Manager shall be elected annually by the Members and shall hold office until the next annual meeting of Members or until his successor shall have been elected and qualified. A Manager may, but need not, be a Member of the Company.

        G.2    Duties.    Each Manager shall perform his duties in good faith, in accordance with the Operating Agreement and the LLC Law.

        G.3    Reliance.    In performing his duties, a Manager shall be entitled to rely on information, opinions, reports or statements by any of the other Managers, Members, agents or employees of the Company, counsel or public accountants as to matters that the Managers reasonably believes are within such person's professional or expert competence.

        G.4    Indemnification.    The Company shall indemnify and bold harmless the Managers and advance, expenses to the maximum extent permitted under Section 608 4229 of the LLC Law.

        G.5    Removal.    Any or all Managers of the Company maybe removed or replaced with or without cause by the Members (such removal to be voted upon by the Members without the vote of the Member-Manager so subject to removal).

        G.6    Resignation.    A Manager may resign at any time by giving written notice to the Company provided that the Company may recover from the Manager damages for any breach of the Agreement or of a contract between the Manager and the Company, which was caused by such resignation.

        G.7    Disability.    A person shall be removed as Manager in the event he becomes mentally or physically Disabled.

        G.8    Vacancies.    Any vacancy in the position of Manager shall be filled by the affirmative vote of four-fifths of the votes, in accordance with Section 3 2(b).

        G.9    Voting.    All decisions of the Managers shall be made by a majority of the Managers.

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